UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑   Definitive Proxy Statement
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☐   Soliciting Material Pursuant to §240.14a-12
UNIFI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

September 16, 2010

To The Shareholders Of
  Unifi, Inc.

The Annual Meeting of Shareholders of your Company will be held at 9:00 A.M. Eastern Daylight Savings Time on Wednesday, October 27, 2010, at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina.

We are providing access to our proxy materials over the Internet. On or about September 16, 2010 we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our Shareholders of record and beneficial owners at the close of business on September 7, 2010. On the date of mailing of the Notice, all Shareholders and beneficial owners will have the ability to access all of the proxy materials on a web site referred to in the Notice. These proxy materials will be available free of charge.

Detailed information relating to the Company’s activities and operating performance is contained in its Annual Report on Form 10-K for the fiscal year ended June 27, 2010, which is available over the Internet as described in the Notice.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is extremely important and we appreciate your taking the time to vote promptly.

Sincerely,

William L. Jasper
President and Chief Executive Officer

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 27, 2010

To The Shareholders of Unifi, Inc.

The Annual Meeting of Shareholders of Unifi, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, Greensboro, North Carolina, on Wednesday, October 27, 2010 at 9:00 A.M. Eastern Daylight Savings Time, for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a reverse stock split ratio of 1-for-3.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors, under the provisions of the Company’s By-Laws, has fixed the close of business on September 7, 2010, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

YOUR VOTE IS IMPORTANT. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by Internet, or request that proxy materials be sent to you by mail. If you request the proxy materials by mail, included therewith will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU EITHER VOTE (I) BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

By Order Of The Board of Directors:

Charles F. McCoy
Vice President, Secretary, General Counsel
and Chief Risk Officer

Greensboro, North Carolina
September 16, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 27, 2010
PROXY STATEMENT
SOLICITATION OF PROXIES
VOTING OF SHARES
INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
PROPOSAL 2: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICERS AND THEIR COMPENSATION
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS’ COMPENSATION
COMMITTEES OF THE BOARD OF DIRECTORS
SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES
ATTENDANCE OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
INFORMATION RELATING TO THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNUAL REPORT
OTHER MATTERS
PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF UNIFI, INC. Reverse Stock Split Proposal
DIRECTOR INDEPENDENCE STANDARDS

PROVIDING INNOVATIVE FIBERS AND COMPETITIVE SOLUTIONS®

7201 West Friendly Avenue
Greensboro, North Carolina 27410

PROXY STATEMENT

SOLICITATION OF PROXIES

This solicitation of the enclosed proxy is made by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, October 27, 2010, at 9:00 A.M. Eastern Daylight Savings Time, at the Company’s corporate headquarters located at 7201 West Friendly Avenue, Greensboro, North Carolina, or at any adjournment or adjournments thereof (the “Annual Meeting”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, the Company is now furnishing proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to Shareholders on or about September 16, 2010. The Proxy Statement and the form of proxy relating to the Annual Meeting will be made available to Shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted (i) in favor of electing as directors of the Company the nine (9) nominees for director named in this Proxy Statement, (ii) in favor of the proposal to amend the Company’s Restated Certificate of Incorporation to effect the reverse stock split, and (iii) in the discretion of the proxy holder on any other matters presented at the Annual Meeting.

The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or by telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specially compensated in such regard. In addition, the Company has retained D. F. King & Company to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $9,500 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company’s expense, to their principals.

The Company’s common stock (the “Common Stock”), par value $.10 per share, is the only class of stock of the Company. Only Shareholders of record as of the close of business on September 7, 2010 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had outstanding 60,172,300 shares of its Common Stock. Each share of the Common Stock entitles the holder to one vote with respect to each matter coming before the Annual Meeting and all such shares vote as a single class.

VOTING OF SHARES

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. New York law and the Company’s By-Laws require the presence of a quorum at annual meetings of Shareholders. At the Annual Meeting, abstentions and “broker non-votes”, if any, are counted as present for purposes of determining a quorum.

Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a bank, broker or other nominee holding the Company’s shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker or other nominee, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when the broker or other nominee does not vote on a particular proposal because that broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to elect directors is considered a non-routine matter under the NYSE rules, which means that your broker or other nominee may not use its discretion to vote your shares held in street name on this matter without your express voting instructions. The Company believes that the proposal to amend the Company’s Restated Certificate of Incorporation to effect the reverse stock split will be treated as a routine matter under the NYSE rules, which means that your broker or other nominee will have discretionary authority to vote your shares held in street name on this matter. Accordingly, if you do not instruct your broker or nominee to vote your shares, the broker or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your shares unvoted altogether.

Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. Directors will be elected by a plurality of the votes cast by the Shareholders at a meeting in which a quorum is present. Therefore, abstentions, shares not voted and broker non-votes, if any, will have no effect on the election of directors. The approval of the proposal to amend the Company’s Restated Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Common Stock. Abstentions, shares not voted and broker non-votes, if any, are not affirmative votes and therefore will have the same effect as a vote against this proposal.

INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as of September 1, 2010, with respect to each person known or believed by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock. The nature of beneficial ownership of the shares indicated is set forth in the notes following the table.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	Beneficially Owned(1)	Class

William M. Sams(2)	5,701,000	9.47%
750 North St. Paul, Suite 1650
Dallas, TX 75201

Stephen Wener(3)	5,473,948	9.10%
53 East 34th Street
Patterson, NJ 07514

Dimensional Fund Advisors LP(4)	5,230,814	8.69%
1299 Ocean Avenue
Santa Monica, CA 90401

Dillon Yarn Corporation(5)	5,191,128	8.63%
55 East 34th Street
Patterson, NJ 07514

BlackRock Inc.(6)	5,085,582	8.45%
40 East 52nd Street
New York, NY 10022

(1)	“Beneficial Ownership,” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	As indicated in a Form 4, filed on December 1, 2009, Mr. Sams’ beneficial ownership includes 1,181,000 shares owned by Marlin Sams Fund L.P., of which Mr. Sams has shared voting and investment power and of which

Mr. Sams disclaims ownership. The table also reflects 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(3)	As indicated in a Form 5, filed on June 29, 2010, Mr. Wener’s beneficial ownership includes 5,191,128 shares owned by Dillon, of which Mr. Wener has shared voting and investment power and of which Mr. Wener disclaims beneficial ownership. The table also reflects 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(4)	As indicated in its Schedule 13G/A, filed on February 8, 2010, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 5,230,814 shares by virtue of having sole voting and investment power over such shares.

(5)	As indicated in its Schedule 13D/A, filed on June 29, 2010, Dillon Yarn Corporation (“Dillon”) beneficially owned 5,191,298 shares by virtue of having sole voting and investment power over such shares.

(6)	As indicated in its Schedule 13G/A, filed on January 29, 2010, BlackRock, Inc., may be deemed to beneficially own 5,085,582 shares by virtue of having sole voting and investment power over such shares.

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

The Board presently is fixed at eleven (11) members; however by resolution the number of directors will be reduced to nine (9) at the opening of the Annual Meeting. All the nominees for election are presently serving as directors and have consented to be named in this Proxy Statement and to serve, if elected. Mr. Michael Sileck and Mr. Chiu Cheng Anthony Loo have informed the Board that they will not stand for re-election due to reasons other than a disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Although the Board expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the person named in the proxy.

Set forth below is the name of each of the nine (9) nominees for election to the Board, together with his age, current principal occupation (which has continued for at least the past five years unless otherwise indicated), the name and principal business of the company by which he is employed, if applicable, the period or periods during which he has served as director, all positions and offices that he holds with the Company, his directorships in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940 and the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

WILLIAM J. ARMFIELD, IV (75) — Mr. Armfield has been the President of Spotswood Capital, LLC, Greensboro, North Carolina, a private investment company, since 1995. Mr. Armfield was a director and President of Macfield, Inc., a textile company in North Carolina, from 1970 until August 1991, when Macfield, Inc. merged with and into Unifi, Inc. Mr. Armfield was the Vice Chairman and a director of the Company from 1991 to December 1995. Mr. Armfield again became a director of the Company in 2001, and is a member of the Company’s Audit Committee (Chair), Corporate Governance and Nominating Committee and Compensation Committee. Mr. Armfield serves as the Audit Committee financial expert. Mr. Armfield brings executive decision making skills, operating and management experience, expertise in finance, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, financial and strategic planning expertise important to the oversight of the Company’s financial reporting and business strategy implementation.

R. ROGER BERRIER, JR. (41) — Mr. Berrier has been the Executive Vice President of Sales, Marketing and Asian Operations of the Company since September 2007. Prior to September 2007, he had been the Vice President of Commercial Operations from April 2006 to September 2007 and the Commercial Operations Manager responsible for corporate product development, marketing and brand sales management from April 2004 to April 2006. Mr. Berrier joined the Company in 1991 and has held various management positions within operations, including international operations, machinery technology, research & development and quality control. He has been a director since September 2007 and is a member of the Company’s Executive Committee. Mr. Berrier brings executive decision making skills, operating and management experience, expertise in sales, marketing and branding, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences and Mr. Berrier’s on-going interaction with the Company’s customers and suppliers provide the Board with, among other things, industry expertise important to the Company’s businesses, as well as a detailed understanding of the Company’s business and operations and the economic environment in which it operates.

ARCHIBALD COX, JR. (70) — Mr. Cox has been the Chairman of Barclays Americas since May 2008.  Mr. Cox is the Chairman of Sextant Group, Inc. Mr. Cox was a director of Hutchinson Technology Incorporated from May 1996 to September 2009, was the Chairman of Manequench, Inc., a manufacturer of magnetic material, from September 2005 to September 2006 and was the President and Chief Executive Officer of Magnequench, Inc., from October 1995 to August 2005. He was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. Mr. Cox has been a director of the Company since February 2008. Mr. Cox brings executive decision making skills, operating and management experience, expertise in finance, business development and general business acumen to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, financial and strategic planning expertise important to the oversight of the Company’s financial reporting and business strategy implementation.

WILLIAM L. JASPER (57) — Mr. Jasper has been the Company’s President and Chief Executive Officer since September 2007. Prior to September 2007 he was the Vice President of Sales from April 2006 to September 2007. Prior to April 2006, Mr. Jasper was the General Manager of the Polyester segment, having responsibility for all natural polyester businesses. He joined the Company with the purchase of the Kinston polyester POY assets from INVISTA in September 2004. Prior to joining the Company, he was the Director of INVISTA’s Dacron® polyester filament business. Before working at INVISTA, Mr. Jasper had held various management positions in operations, technology, sales and business for E.I. du Pont de Nemours and Co. since 1980. He has been a director since September 2007 and is a member of the Company’s Executive Committee. Mr. Jasper brings executive decision making skills, operating and management experience, expertise in manufacturing operations, sales, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences and Mr. Jasper’s on-going interaction with the Company’s customers and suppliers provide the Board with, among other things, industry expertise important to the Company’s businesses, as well as a detailed understanding of the Company’s business and operations and the economic environment in which it operates.

KENNETH G. LANGONE (75) — Mr. Langone has been the President and Chief Executive Officer of Invemed Associates, LLC, an investment banking firm, New York, New York, since 1974. Mr. Langone is also a director of YUM! Brands, Inc. and serves as a director, Chairman of the Board and as the Interim President and Chief Executive Officer of Geeknet, Inc. Mr. Langone was a founder of the Home Depot, Inc. and served as a director from 1978 to 2008. He also served as a director of ChoicePoint, Inc. from 2002 to 2008 and of General Electric Co. from 1999 to 2005. Mr. Langone has been a director of the Company since 1969, and is a member of the Company’s Corporate Governance and Nominating Committee (Chair). Mr. Langone brings operating and management experience, including as chief executive officer of a financial services business, expertise in finance, strategic planning and business development and public company directorship and committee experience to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, financial and strategic planning expertise important to the oversight of the Company’s financial reporting and business strategy implementation.

GEORGE R. PERKINS, JR. (70) — Mr. Perkins is the retired Chairman of the Board and the former Chief Executive Officer of Frontier Spinning Mills, Inc., a company that he founded in 1996 and served in these roles until 2009. Prior to founding Frontier, Mr. Perkins served from 1993 to 1996 as President of the spun yarns division of the Company and was a member of the Board. Mr. Perkins has served as a director of First BanCorp since 2006. He has currently been a director of the Company since August 2007, and is a member of the Company’s Compensation Committee. Mr. Perkins brings executive decision making skills, operating and management experience, business development and general business acumen to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, industry expertise important to the oversight of the Company’s businesses.

WILLIAM M. SAMS (72) — Mr. Sams was the President and Chief Investment Officer of FPA Paramount Fund, Inc., as well as the Executive Vice President of both First Pacific Advisors, Inc. and FPA Perennial Fund, Inc. from 1981 until he retired in 2000. Mr. Sams has served as a director of America’s Car-Mart, Inc., since March 2005. He has been a director of the Company and has served as the independent “Lead Director” of the Board since April 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee (Chair). Mr. Sams brings executive decision making skills, expertise in finance, public company directorship and committee experience and business development acumen to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, financial and strategic planning expertise important to the oversight of the Company’s financial reporting and business strategy implementation.

G. ALFRED WEBSTER (62) — Mr. Webster was an Executive Vice President of the Company, and had been an officer of the Company from 1979 through his retirement in 2003, and a director from 1986 until October 2004. Mr. Webster is a director of New Bridge Bank Corporation (formerly Lexington State Bank). Mr. Webster again became a director of the Company in August 2007, and is a member of the Company’s Corporate Governance and Nominating Committee, Audit Committee and Executive Committee (Chair). Mr. Webster brings executive decision making skills, operating and management experience, experience in public company directorship and committee experience, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, industry expertise important to the oversight of the Company’s businesses.

STEPHEN WENER (67) — Mr. Wener has served as the President and Chief Executive Officer of Dillon Yarn Corporation since 1980. The polyester and nylon texturing operations of Dillon were purchased by the Company on January 1, 2007. He has also been Executive Vice President of American Drawtech Company, Inc. since 1992. He has been a director of the Company since May 2007 and served as acting Chief Executive Officer of the Company from August 1, 2007 through September 26, 2007. Since August 1, 2007, Mr. Wener has served as the Chairman of the Board of Directors and is a member of the Company’s Executive Committee. Mr. Wener brings executive decision making skills, operating and management experience, expertise in finance, business development and direct textile industry business acumen to the Company as a result of his professional experiences. These experiences provide the Board with, among other things, industry expertise important to the oversight of the Company’s businesses.

No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Company.

The Board recommends that the Shareholders vote to elect all of the nominees as directors.

PROPOSAL 2: AMENDMENT OF RESTATED CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board has unanimously adopted and is submitting for Shareholder approval an amendment (the “Amendment”) to the Company’s Restated Certificate of Incorporation to effect a reverse stock split at a reverse stock split ratio of 1-for-3, meaning every three shares of Common Stock currently outstanding would automatically be converted, as of the Effective Time described below, into one share of Common Stock. The Board believes it is in the best interests of the Company and its Shareholders to grant such approval. If the Shareholders approve the Amendment, the Board will have the absolute right, without further action by the Shareholders, to decide whether to proceed with the reverse stock split. The reverse stock split will only be effected after the Board (or a duly authorized Committee of the Board) authorizes the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of New York and upon the filing and effectiveness of such Amendment (the “Effective Time”). The form of the proposed Amendment is attached to this Proxy Statement as Appendix A.

If the Shareholders approve the Amendment, the Board, in its discretion, may elect, at any time prior to next year’s annual meeting of Shareholders, to effect the reverse stock split, or the Board may determine in its discretion not to proceed with the reverse stock split.

Reasons for the Reverse Stock Split

The Board believes that the Shareholders should approve the Amendment providing for the reverse stock split for the following reasons:

•	Increase in Eligible Investors. The Board believes that a reverse stock split would increase the price of the Common Stock. Therefore, the Board believes that a reverse stock split would allow investment by a broader range of institutions and other investors in the Common Stock, such as funds that are prohibited from buying stocks whose price is below a certain threshold, potentially increasing trading volume and liquidity.

•	Increased Broker Interest. The Board believes that the intended increase in the stock price as a result of a reverse stock split would help increase broker interest in the Common Stock. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual Shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the stock price were substantially higher.

•	Decreased Stock Price Volatility. The Board believes that the intended increase in the stock price as a result of a reverse stock split could decrease price volatility, as currently small changes in the price of the Common Stock result in relatively large percentage changes in the stock price.

Certain Risks Associated with the Reverse Stock Split

•	The reverse stock split may not increase the price of the Common Stock. Although the Board expects that a reverse stock split will result in an increase in the price of the Common Stock, the effect of a reverse stock split cannot be predicted with certainty. Other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the stock price. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the stock price will increase following the reverse stock split or that the stock price will not decrease in the future.

•	The reverse stock split may decrease the trading market for the Common Stock. Because the reverse stock split will reduce the number of shares of Common Stock available in the public market, the trading market for the Common Stock may be harmed, particularly if the stock price does not increase as a result of the reverse stock split.

•	The reverse stock split may leave certain Shareholders with “odd lots.” The reverse stock split may result in some Shareholders owning “odd lots” of fewer than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effects of the Reverse Stock Split

General.  If the reverse stock split is approved and implemented, the principal effects will be to decrease the number of outstanding shares of the Common Stock based on the reverse stock split ratio of 1-for-3. As of September 1, 2010, 60,172,300 shares of Common Stock were issued and outstanding. Based on this number of shares issued and outstanding, the Company would have 20,057,433 shares outstanding immediately following the completion of the reverse stock split (without giving effect to the treatment of fractional shares discussed below, which will reduce slightly the number of outstanding shares).

The reverse stock split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NYSE. Following the reverse stock split, the Common Stock will continue to be listed on the NYSE under the symbol “UFI”, although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of the Common Stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. Except for Shareholders who are cashed out as a result of holding fractional shares discussed below, the number of Shareholders of record will not be affected by the reverse stock split and each Shareholder will hold the same percentage of Common Stock immediately following the reverse stock split as such Shareholder held immediately prior to the reverse stock split.

Effectiveness of Reverse Stock Split.  The reverse stock split, if approved by Shareholders, would become effective upon the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of New York. It is expected that this filing will take place promptly following the Annual Meeting, assuming the Shareholders approve the Amendment. However, the exact timing of the filing of the Certificate of Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and its Shareholders. If the Board fails to implement the reverse stock split by next year’s Annual Meeting of Shareholders, Shareholder approval would be required again prior to implementing any reverse stock split. In addition, the Board reserves the right, notwithstanding Shareholder approval and without further action by the Shareholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of its Shareholders to proceed with the reverse stock split.

Effect on the Company’s Stock Plans.  As of June 27, 2010, approximately 5,197,388 shares were issuable upon the exercise of outstanding stock options and upon the vesting of outstanding restricted stock units, and approximately 4,050,000 additional shares were reserved and available for issuance pursuant to future awards under the Company’s stock incentive plans. Under these plans, if the reverse stock split is effected, the number of shares reserved and remaining available for issuance and the number, exercise price or other similar financial terms of shares subject to outstanding awards will be proportionately adjusted based on the reverse stock split ratio of 1-for-3. As a result, using the above data as of June 27, 2010, the number of shares issuable upon exercise or vesting of outstanding awards would be adjusted from 5,197,388 to 1,732,462 (without giving effect to the treatment of fractional shares, which will reduce slightly the number of shares so issuable) and the 4,050,000 shares that were available for future issuance under the stock plans would be adjusted to 1,350,000 shares (subject to increase as and when awards made under the stock plans expire or are forfeited and are returned in accordance with the terms of the plans). For individual holders, the number of shares subject to outstanding awards would be reduced by a factor of 3 and, in the case of outstanding stock options, the exercise price per share would be increased by a multiple of 3, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For example, an outstanding stock option for 3,000 shares of Common Stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-3 reverse stock split ratio into an option exercisable for 1,000 shares of Common Stock at an exercise price of $3.00 per share.

Effect on Authorized but Unissued Shares of Common Stock.  Currently, the Company is authorized in its Restated Certificate of Incorporation to issue up to a total of 500,000,000 shares of Common Stock. The total number of authorized shares of Common Stock will not change as a result of the reverse stock split.

As of September 1, 2010, the Company had 60,172,300 shares of Common Stock issued and outstanding, 9,247,388 shares of Common Stock reserved for issuance pursuant to the Company’s stock plans, and 430,580,312 shares authorized and available for issuance for other corporate purposes. As described above, the reverse stock split would have the effect of reducing the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock reserved for issuance pursuant to the Company’s stock plans. Therefore, because the total number of authorized shares of Common Stock will not change as a result of the reverse stock split, upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued and outstanding or reserved for issuance would increase, and there would be approximately 46.3 million additional authorized but unissued shares of the Company’s Common Stock available for future issuance (without giving effect to the treatment of fractional shares discussed below). All authorized but unissued shares that are not reserved for issuance would remain available for issuance by the Board for general corporate purposes at any time, at its discretion, without Shareholder approval. If the Board were to authorize the issuance of any such shares, such issuances could dilute the ownership interests of holders of Common Stock. The Board has no current plans to issue any of the additional authorized but unissued shares that would result if the reverse stock split were effected.

Potential Anti-Takeover Effect.  The increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of the Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the Amendment providing for the reverse stock split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and Shareholders a series of amendments to the Company’s Restated Certificate of Incorporation. Other than the Amendment for the reverse stock split, the Board does not currently contemplate recommending the adoption of any other amendments to the Company’s Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

Fractional Shares.  The Company does not currently intend to issue scrips or fractional shares in connection with the reverse stock split. Shareholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be entitled to receive cash (without interest) in lieu of such fractional shares in an amount equal to the closing price of the Common Stock as reported on the NYSE on the trading day immediately preceding the Effective Time, as adjusted by the reverse stock split ratio, multiplied by the applicable fraction of a share, for such fractional share of Common Stock they would otherwise be entitled to at the Effective Time. Shareholders who hold their shares electronically in book-entry form will receive such cash payment as soon as practicable following the Effective Time, as described in “Effect on Registered Book-Entry Holders” below. Shareholders who hold their shares in certificate form will receive such cash payment in lieu of fractional shares following the surrender of their pre-split certificates for post-split certificates, as described in “Effect on holders of Registered Certificated Shares” below. The Company will either deposit sufficient cash with the Company’s transfer agent or set aside sufficient cash for the purchase of the above referenced fractional interests. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except the right to receive the above-described cash payment.

Shareholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, Shareholders otherwise entitled to receive such funds, but who do not receive them, will have to seek to obtain such funds directly from the state to which they were paid.

Effect on Par Value.  The proposed Amendment providing for the reverse stock split will not affect the par value of the Common Stock, which will remain at $.10 per share.

Reduction In Stated Capital.  As a result of the reverse stock split, at the Effective Time, the stated capital on the Company’s balance sheet attributable to the Common Stock, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the Common Stock, will be credited with the amount by which the stated capital is reduced. The Company’s Shareholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction.  Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, such transaction is not, nor is it a first step in, a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Dissenter’s Rights.  The New York Business Corporation Law does not provide dissenters’ rights of appraisal to the Shareholders in connection with the reverse stock split transaction.

Effect on Registered and Beneficial Holders.  If the reverse stock split is effected, the Company intends to treat beneficial holders (i.e., Shareholders who hold their shares in “street name” through a bank, broker or other nominee) in the same manner as registered Shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares in “street name.” However, these banks, brokers or other nominees may have their own procedures for processing the reverse stock split. Shareholders who hold shares with a bank, broker or other nominee are encouraged to contact their bank, broker or other nominee.

Effect on Registered Book-Entry Holders.  Some of the Company’s registered Shareholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These Shareholders do not have stock certificates evidencing their ownership of the Company’s Common Stock. Instead, they are provided with a statement reflecting the number of shares registered in their accounts. If you hold shares in book-entry form, you do not need to take any action following the Effective Time in order for your shares to be adjusted to reflect the reverse stock split or to receive your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold following the Effective Time. If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

Effect on Holders of Registered Certificated Shares.  Some registered Shareholders may hold their shares of Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time of the reverse stock split. The transmittal letter will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of post-split shares. These shares will be issued electronically in book-entry form under the direct registration system. This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares”. No service charge will be payable by Shareholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.

No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

YOU SHOULD NOT SEND YOUR CERTIFICATES NOW.  YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

Certain Federal Income Tax Consequences of the Reverse Stock Split.  The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to Shareholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to Shareholders in light of their particular circumstances or to Shareholders that may be subject to special tax rules, including, without limitation: (i) Shareholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign Shareholders or U.S. Shareholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the Common Stock in connection with employment or other performance of services; (xi) dealers and other Shareholders that do not own their shares of Common Stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH SHAREHOLDER.

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a Shareholder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of the Common Stock, as discussed below. A Shareholder’s aggregate tax basis in the shares of the Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the Common Stock), and such Shareholder’s holding period (i.e., acquired date) in the shares of the Common Stock received should include the holding period in the shares of the Common Stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the Common Stock surrendered to the shares of the Common Stock received pursuant to the reverse stock split. If you acquired your shares of Common Stock on different dates and at different prices, you should consult your tax advisors regarding the allocation of the tax basis and holding period of such shares.

A Shareholder who receives cash in lieu of a fractional share of the Common Stock pursuant to the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the shares of the Common Stock surrendered that is allocated to such fractional share of the Common Stock. Such capital gain or loss should be long-term capital gain or loss if the holder’s holding period for the Common Stock surrendered exceeded one year at the Effective Time.

Unifi will not recognize any gain or loss as a result of the reverse stock split.

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of the Common Stock pursuant to the reverse stock split. In addition, Shareholders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Shareholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The Board recommends that the Shareholders vote to approve the Amendment to the Company’s Restated Certificate of Incorporation to allow a reverse stock split at a reverse stock split ratio of 1-for-3.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended June 27, 2010. The current members of the Compensation Committee are William M. Sams, who is the Committee Chair, William J. Armfield, IV, Chiu Cheng Anthony Loo and George R. Perkins, Jr. All of the members of the Compensation Committee are independent.

Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for its 2010 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010, each as filed with the SEC.

Submitted by the Compensation Committee of the Board:

William M. Sams, Chairman
William J. Armfield, IV
Chiu Cheng Anthony Loo
George R. Perkins, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Principles and Policies

The Company’s executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term goals, and to retain executives by aligning their compensation with the longer-term creation of Shareholder value through the development of a sustainable business with consistent performance. The Compensation Committee has developed an executive compensation policy that is primarily based upon the practice of pay-for-performance. Therefore, the focus of the Compensation Committee and the Company’s executive compensation program is to ensure that an appropriate relationship exists between executive pay and the creation of Shareholder value, while at the same time enabling the Company to attract, retain, reward and motivate high caliber employees. The Compensation Committee monitors the results of its executive compensation policy to ensure that compensation payable to executive officers creates proper incentives to enhance Shareholder value, rewards superior performance, and is justified by returns available to Shareholders.

In establishing compensation for the named executive officers (the “NEOs”) the following are the Compensation Committee’s objectives:

•	All components of executive compensation should be set so that the Company can continue to attract, retain, reward and motivate talented and experienced executives;

•	Ensure executive compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the NEOs’ incentive to increase the Company’s long-term value, as well as promote retention of key personnel, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation. The Compensation Committee also monitors the compensation levels in general for all other senior level employees of the Company. In addition, the Compensation Committee has the discretion to hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Overview of Compensation Components

The Compensation Committee views executive compensation in four component parts: base salary, annual incentive compensation, long-term incentive compensation and other personal benefits. A brief description of each of these components is provided below, together with a summary of its objectives:

Compensation Element	Description	Objective

Base Salary	Fixed compensation that is reviewed annually based on performance.	• To provide a base level of compensation that fairly accounts for the job and scope of the role being performed.
• To attract, retain, reward and motivate qualified and experienced executives.
Annual Incentive Compensation	Variable compensation earned based on performance against pre-established annual goals.	• To provide incentives for achieving critical annual operating goals which ultimately contribute to long-term return to Shareholders.
Long-Term Incentive Compensation	Variable compensation which is comprised of equity in the Company and participation in a Supplemental Key Employee Retirement Plan. The equity portion of the compensation is at risk because its value will vary with the value of the Common Stock. The Supplemental Key Employee Retirement Plan provides additional retirement income beyond what is provided in the Company’s standard retirement plan through a pre-set, annual contribution based on base salary.	• To align the economic interests of the executives with the Shareholders by rewarding executives for stock price improvement. • To promote retention (through vesting schedules).
Other Benefits and Perquisites	Broad-based benefits provided to all the Company’s employees (e.g., health and group term life insurance), a retirement savings plan, and certain perquisites, including club memberships, spousal travel and a car allowance.	• To provide a competitive total compensation package to attract and retain key executives.

The annual and long-term incentive portions of the executive’s compensation are intended to achieve the Compensation Committee’s goal of aligning the executive’s interests with those of the Shareholders and with Company performance. These portions of an executive’s compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit the Shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, the executives are provided the opportunity to earn a higher level of compensation and, conversely, in years of below average performance, their compensation will be limited to their base compensation levels. Finally, the annual and long-term incentive portions of the executive’s compensation are designed to achieve the Compensation Committee’s goal of attracting and retaining high caliber, experienced executives, through vesting schedules and deferred benefits. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s executive compensation program.

Operation of the Compensation Committee

As described elsewhere in this Proxy Statement, the Compensation Committee is responsible for the administration and overall structure of the Company’s executive compensation program. The Compensation Committee was composed of four independent directors during fiscal 2010, in accordance with the independence requirements of the

NYSE Corporate Governance Standards. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each NEO, evaluates each NEO’s performance in light of these goals and objectives with input from the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board, and sets each NEO’s compensation level based on this evaluation and consultation. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company, administers and makes recommendations to the Board concerning benefit plans for the Company’s directors, officers and employees and recommends benefit programs and future objectives and goals for the Company. For more information on the operation of the Compensation Committee, please refer to “Committees of the Board of Directors” below.

For fiscal 2010 the Compensation Committee did not seek assistance from a compensation consultant, and instead relied on compensation information from the prior year. The Compensation Committee continued to consider factors including the historical practices of the Company, the officer’s leadership and advancement of the Company’s long-term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. Additionally, the Compensation Committee considered the Company’s operating results and adjusted EBITDA (described below), increases in the salaries for the NEOs in fiscal 2009, the discretionary bonuses paid to salaried employees for fiscal 2008, the decline in the Company’s stock price during fiscal 2009, and the current economic climate and the need for the Company to preserve cash. Based on these factors the Compensation Committee set executive compensation for fiscal 2010.

Elements of Compensation

Base Salaries

NEOs’ base salaries are determined based on the historical practices of the Company, the officer’s leadership and advancement of the Company’s long-term strategy, plans and objectives, individual performance and contribution to the Company’s success, budget guidelines and assessment of the Company’s financial condition. It is the intent of the Compensation Committee to maintain a close relationship between the Company’s performance and the base salary component of the compensation for each NEO. No formula based salary increases were provided to the NEOs during fiscal 2010.

To aid the Compensation Committee in making its determination, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs. Generally, each NEO participates in an annual performance review with the CEO to provide input about his contributions to the Company’s success for the period being assessed. The overall performance of each NEO is reviewed annually by the Compensation Committee, which then makes recommendations on the actual base salary for each NEO to the Board for approval.

During fiscal 2010, Mr. Caudle’s base salary was increased to $290,000, an increase from his fiscal 2009 base salary of approximately 11.5%, reflecting a merit-based increase based on the Compensation Committee’s determination that Mr. Caudle had not received an increase in his base salary since fiscal year 2007, and that under Mr. Caudle’s leadership there had been process improvements and efficiency gains in the Company’s manufacturing operations over such time. During fiscal 2010, Mr. McCoy’s base salary was increased to $295,000, an increase from his fiscal year 2009 base salary of approximately 7.3%, based on his undertaking the additional role of Chief Risk Officer. For fiscal 2010, the base salaries for Messrs. Jasper, Berrier and Smith were not increased.

Annual Incentive Compensation

The Company structures its annual incentive compensation, in the form of a bonus, to reward its NEOs based on the Company’s fiscal year performance. All NEOs are eligible to earn a bonus which is a predetermined percentage of their base salary (called target bonus). These targets are set by the Compensation Committee and have a minimum (threshold) achievement level.

At its meeting in July 2009, the Compensation Committee approved a revision to the annual incentive compensation, to revise the annual incentive compensation targets to include both adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted to exclude certain items such as restructuring charges, equity in earnings and losses of unconsolidated affiliates, write down of long-lived assets and unconsolidated affiliates, non-cash compensation expense net of distributions, gains and losses on sales of property, plant and equipment, hedging gains and losses, asset consolidation and optimization expense, and certain other special charges as determined by the Compensation Committee) and earnings from 50% or more owned equity affiliates (“Affiliate Earnings”). The Company’s adjusted EBITDA is a measure of cash flow generated by the Company’s business. The Compensation Committee uses adjusted EBITDA as a measure of Company performance because the Compensation Committee believes it provides a clear indicator of cash generation. In setting the adjusted EBITDA target for fiscal 2010, the Compensation Committee considered the expected performance of the Company. However, the Compensation Committee determined that due to the changing nature of the Company’s business, adjusted EBITDA was no longer the sole measure of the Company’s performance. While the Compensation Committee believed that adjusted EBITDA is a clear indicator of cash generation, the Compensation Committee also believed that due to the shifting nature of the Company’s business and the increased role 50% or more owned equity affiliates would play in driving the success of the business, the NEOs should be incentivized to increase Affiliate Earnings. The Compensation Committee set the Company’s combined target of both adjusted EBITDA and Affiliate Earnings at $41 million (the “Bonus Target”), which it projected would be achieved through an adjusted EBITDA target for fiscal 2010 of $40 million and an Affiliate Earnings target for fiscal 2010 of $1 million. The Company was not restricted in how it achieved the Bonus Target, meaning the Bonus Target would be achieved if the Company had adjusted EBITDA of $41 million and Affiliate Earnings of $0, or if the Company had adjusted EBITDA of $35 million, and Affiliate Earnings of $6 million.

The annual incentive bonus awarded to NEOs may be increased or decreased by the Compensation Committee as a result of the individual’s performance and/or contribution to Company achievement of financial objectives. Each NEO’s performance, including the CEO, is evaluated against specific financial goals prior to payment of bonuses, and the final bonus payment may be adjusted relative to the achievement of those goals. The performance criteria in the annual incentive bonus program may be adjusted by either the Compensation Committee or the Board of Directors to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and merger and acquisitions if, and to the extent, either the Compensation Committee or the Board of Directors considers the effect of such events indicative of the Company’s performance. Additionally, the Compensation Committee or the Board of Directors has the discretion to award additional bonus compensation even if the executive officer would not be entitled to any bonus based on the targets previously determined. As mentioned above, the specific financial goals for fiscal 2010 were based on adjusted EBITDA and Affiliate Earnings.

Each NEO’s annual incentive compensation for fiscal 2010 was based upon the Company’s achievement of the Bonus Target, and each NEO’s target bonus upon the Company’s achievement of the Bonus Target was set at 50% of his annual base salary, up to a maximum of 100% of his annual base salary. Each NEO’s bonus would be adjusted on a pro rata basis upward or downward, such that an NEO would receive a bonus equal to 100% of his base salary if the Company achieved 120% of its Bonus Target, or a bonus equal to 12.5% of his base salary if the Company achieved 90% of its Bonus Target. The NEO would not be entitled to a bonus if the Company achieved less than 90% of its Bonus Target. As a result of the Company’s performance during fiscal 2010, the Company achieved 135% of its Bonus Target, and thus all NEOs were entitled to bonus compensation equal to 100% of their base salary.

At its meeting in July 2010, the Compensation Committee approved a revision to the annual incentive compensation for fiscal 2011, so that the annual incentive compensation target includes only adjusted EBITDA. As described above, in fiscal 2010, the Compensation Committee used a combination of adjusted EBITDA and Affiliate Earnings based on the Company’s belief that due to the shifting nature of the Company’s business and the increased role 50% or more owned equity affiliates would play in driving the success of the business, the NEOs should be incentivized to increase Affiliate Earnings. However, during fiscal 2010, the Compensation Committee recognized that the Company’s business in Central America was not developing as previously anticipated and, accordingly, that 50% or more equity affiliates would not play the increased role in driving the success of the business previously thought. As a result, the Compensation Committee revised its view concerning the best indicator of Company performance, and returned to the use of adjusted EBITDA. In setting the adjusted EBITDA target for fiscal 2011, the Compensation Committee considered the expected performance of the Company. The Compensation Committee set the Company’s adjusted EBITDA target for fiscal 2011 at $60 million, and set each NEO’s target bonus at 50% of his annual base salary. If the Company achieves its adjusted EBITDA target, then the NEOs will be entitled to their target bonus. Furthermore, each NEO’s bonus will be adjusted on a pro rata basis upward, such that a NEO will receive a bonus equal to 100% of his base salary if the Company achieves 120% of its targeted adjusted EBITDA, or downward, such that a NEO will receive a bonus equal to 25% of his base salary if the Company achieved 80% of its targeted adjusted EBITDA. The NEO will not be entitled to a bonus if the Company achieves less than 80% of its adjusted EBITDA target.

The Compensation Committee believes the cash portion of the annual incentive bonus provides the necessary incentives to retain, reward and motivate the NEOs for short-term strong Company performance.

Long-Term Incentive Compensation

Equity Incentives.  The Compensation Committee believes that stock-based performance compensation is essential in aligning the interests of management and the Shareholders in enhancing the long-term value of the Company’s equity. The 2008 Unifi, Inc. Long-Term Incentive Plan (the “2008 Plan”) provides for the issuance to the Company’s officers and employees of shares of incentive stock options, non-qualified stock options, restricted stock awards and performance-based awards for the Company’s Common Stock. These awards are granted to the Company’s executive officers and other employees both to build the value of the Company, and to retain key individuals. Stock options provide incentive for the creation of Shareholder value over the long term since the full benefit of an executive officer’s compensation package cannot be realized unless the Common Stock appreciates in value during the term of the option. Restricted stock is available to be granted from time to time to executive officers, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Compensation Committee have lapsed. Generally the Compensation Committee believes that granting stock options and restricted stock awards can be an effective tool for meeting the Company’s compensation goal of increasing long-term Shareholder value by tying the value of the executive’s performance compensation to the Company’s Common Stock performance. Employees are able to profit from stock options only if the Company’s stock price increases in value over the stock option’s exercise price. Recipients of restricted stock are not required to provide consideration other than the rendering of their services.

In July 2006, the Compensation Committee established a policy providing for the grant of an annual stock option to the NEOs. The purpose of the annual grant of stock options to the NEOs is to provide the NEOs with additional incentives to remain with the Company. In accordance with this policy, at its July 2009 meeting, the Compensation Committee approved a grant of options to the NEOs. The Compensation Committee based the number of shares which were granted to each NEO, other than the CEO, primarily upon the recommendation of the CEO.

Supplemental Key Employee Retirement Plan.  In July 2006, the Company established an unfunded supplemental retirement plan known as the Unifi, Inc. Supplemental Key Employee Retirement Plan (the “Plan”) for a select group of management employees (including the CEO and the other NEOs). Participants in the Plan are those employees of the Company or its subsidiaries who are determined to be participants in the Plan by the Compensation Committee in its sole and exclusive discretion. The Company established the Plan in order to provide certain management employees additional compensation benefits in order to further incentivize them and to provide better retention opportunities.

The Plan provides that as of the end of each calendar year, each participant’s account shall be credited with an amount equal to the product of such participant’s base salary for such calendar year multiplied by the participant’s applicable SERP Credit Percentage (8 1/2% of the annual base salary for executive officers of the Company and 5 1/2% of the annual base salary for participants who are not executive officers of the Company). Each participant’s account will be adjusted as if the balance in such account had been invested in the stocks that make up the Standard & Poor’s 500 Index in the same proportion as their respective weighting therein. Upon a participant’s termination of employment with the Company, the participant shall be entitled to receive the amount credited to such participant’s account in a single lump sum payable six months after the participant’s termination of employment with the Company, except in the event that the participant’s termination is due to death or disability, in which case the participant or the participant’s designated beneficiary, as applicable, shall immediately be entitled to such payout.

Perquisites and Other Benefits

Automobile Allowance.  The Company provided to certain employees an automobile allowance during fiscal 2010. During fiscal 2010, the Company paid its NEOs approximately $6,000 in automobile allowance, in the form of a bi-weekly stipend. In addition the Company reimbursed its NEOs for actual automobile expenses during fiscal 2010. The Company provides these benefits to the NEOs because the Compensation Committee believes that these benefits are common among executive officers at similarly situated companies, and thus are an essential element in providing the NEOs with a competitive compensation package.

Retirement Benefits.  In order to provide employees at all levels with greater incentive, the Company makes available to all employees, including the NEOs, the opportunity to make contributions to the Company’s Retirement

Savings Plan (“401(k) Plan”), under which employees may elect to defer up to 75% of their total compensation, not to exceed the amount allowed by applicable IRS regulations. Pursuant to the 401(k) Plan, beginning in January 2010, the Company reinstated its policy to match contributions equal to 100% of the employee’s first 3% of compensation contributed to the 401(k) Plan and 50% of the next 2% of compensation contributed to the 401(k) Plan.

Health Plan, Life Insurance and Other Benefits.  The Company makes available health and insurance benefits to all employees, including the NEOs. The cost of the health plans is covered partially through employees’ payroll deductions, with the remainder covered by the Company. Disability and life insurance benefits are paid by the Company for all salaried employees, however the NEOs receive additional life insurance coverage provided by the Company. In fiscal 2010, the cost of certain golf and social club memberships was covered for NEOs, provided that the club membership provides for a business-use opportunity, such as use of the facilities for functions and meetings, and client networking and entertainment. On limited occasions, spousal travel in connection with a business-related event is also a covered expense. This is limited to events sponsored for the purpose of building customer or employee relationships, where the travel is for an extended period of time or extends into the personal time of the executive, or it is expected or customary for the executive to be accompanied by a spouse. Other perquisites such as moving and relocation costs are provided from time to time.

Change of Control Agreements.  On August 14, 2009, the Company entered into Change of Control Agreements with each of the NEOs. The agreements provide that if an NEO’s employment is terminated involuntarily, other than by death, disability or cause, or voluntarily, for good reason, after a change of control of the Company, such NEO will receive certain benefits. The present value of those benefits will be 2.99 times the average of such NEO’s annual compensation paid during the five (5) calendar years preceding the change of control of the Company, subject to being reduced to the largest amount which will result in no portion of the payment being subject to excise taxes under the Internal Revenue Code, all as determined by the Company’s independent certified public accountants, whose decision shall be binding upon the Company and such NEO. These benefits will be paid to such NEO in equal installments over a twenty-four (24) month period. To be entitled to payments upon such a change of control, (a) the NEO’s employment must be terminated other than by death, disability, retirement, or cause, or (b) the NEO must terminate his employment for good reason, in either case within two years following the change of control. Pursuant to their terms, each of the Change of Control Agreements with the NEOs will expire upon the earlier of two (2) years from the date of a change of control, the termination of the NEO prior to the change of control, or if no change of control has occurred, December 31, 2011.

For purposes of the Change of Control Agreements, a change of control is deemed to occur if, among other things, (i) there is a consolidation or merger of the Company or the sale of all or substantially all of the assets of the Company, (ii) the Shareholders of the Company have approved any plan or proposal for the liquidation or dissolution of the Company, (iii) any person acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or (iv) if there is a change in the majority of directors under specified conditions within a two (2) year period. The benefits under these Change of Control Agreements are contingent and therefore not reported under the Summary Compensation Table.

Tax Impact on Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the Company’s executive compensation program. Section 162(m) denies a public company a deduction, except in limited circumstances, for compensation paid to “covered employees,” i.e., those employees named in the “Summary Compensation Table” below, to the extent such compensation exceeds $1,000,000. Based on its review of the likely impact of Section 162(m), the Compensation Committee may in the future recommend changes to the Company’s benefit plans in order to qualify compensation paid to covered employees for such exception.

EXECUTIVE OFFICERS AND THEIR COMPENSATION

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by the Company’s NEOs for services rendered in all capacities to the Company (including its subsidiaries) for each of the fiscal years indicated.

							Change in
							Pension Value
							and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William L. Jasper	2010	635,000	635,000	—	495,855	—	—	91,792	1,857,647
President and Chief	2009	635,000	—	—	—	—	—	69,438	704,438
Executive Officer	2008	392,118	225,000	—	716,000	—	—	50,743	1,383,861

Ronald L. Smith	2010	325,000	325,000	—	247,928	—	—	47,403	945,331
Vice President and Chief	2009	325,000	—	—	—	—	—	48,518	373,518
Financial Officer	2008	228,731	125,000	—	268,500	—	—	33,244	655,475

R. Roger Berrier, Jr.	2010	360,000	360,000	—	396,684	—	—	55,628	1,172,312
Executive Vice President,	2009	360,000	—	—	—	—	—	54,931	414,931
Sales, Marketing and	2008	291,347	162,500	—	537,000	—	—	43,382	1,034,229
Asian Operations

Thomas H. Caudle, Jr.	2010	279,617	290,000	—	121,209	—	—	44,778	735,604
Vice President,	2009	260,004	—	—	—	—	—	41,537	301,541
Manufacturing	2008	260,004	130,002	—	89,500	—	—	47,944	527,450

Charles F. McCoy	2010	278,077	295,000	—	121,209	—	—	41,653	735,939
Vice President, Secretary,	2009	275,000	—	—	—	—	—	41,542	316,542
General Counsel and	2008	243,269	125,000	—	89,500	—	—	40,115	497,884
Chief Risk Officer

(1)	Amounts reflect the grant date fair value computed in accordance with FASB ASC Topic 718, related to options granted in the fiscal year noted. See Note 5 to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K for more information about the value of stock option awards.

(2)	All other compensation for each of the NEOs for fiscal 2010 consists of the following:

	William L.	Ronald L.	R. Roger	Thomas H.	Charles F.
	Jasper	Smith	Berrier, Jr.	Caudle, Jr.	McCoy

Automobile Expense	$6,000	6,000	6,000	6,000	6,000
Auto Expenses	3,912	2,516	8,974	5,896	3,675
Country Club Dues	—	3,726	—	—	—
Spousal Travel	—	—	—	—	—
Life Insurance	16,399	1,890	2,100	4,887	2,393
Matching 401(k) Contribution	9,430	4,583	6,777	4,554	5,311
Contributions to Supplemental Key Employee Retirement Plan	56,051	28,688	31,777	23,441	24,274

Total	91,792	47,403	55,628	44,778	41,653

Outstanding Equity Awards

The following table provides information concerning the unexercised stock options outstanding for each of the NEOs of the Company as of the end of fiscal 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
(a)	(b)	(c)	(e)	(f)

William L. Jasper	100,000	0	3.40	4/19/2016
	65,000	0	2.89	7/26/2016
	0	400,000	2.72	10/24/2017
	0	450,000	1.91	7/28/2019

Ronald L. Smith	10,000	0	7.48	10/2/2011
	5,000	0	7.33	1/23/2012
	50,000	0	2.76	7/1/2014
	50,000	0	2.89	7/26/2016
	0	150,000	2.72	10/24/2017
	0	225,000	1.91	7/28/2019

Thomas H. Caudle, Jr.	15,000	0	7.48	10/2/2011
	50,000	0	7.33	1/23/2012
	120,000	0	2.76	7/1/2014
	65,000	0	2.89	7/26/2016
	0	50,000	2.72	10/24/2017
	0	110,000	1.91	7/28/2019

Charles F. McCoy	15,000	0	7.48	10/2/2011
	50,000	0	7.33	1/23/2012
	100,000	0	2.76	7/1/2014
	65,000	0	2.89	7/26/2016
	0	50,000	2.72	10/24/2017
	0	110,000	1.91	7/28/2019

R. Roger Berrier, Jr.	10,000	0	7.48	10/2/2011
	5,000	0	7.33	1/23/2012
	50,000	0	2.76	7/1/2014
	50,000	0	3.40	4/19/2016
	65,000	0	2.89	7/26/2016
	0	300,000	2.72	10/24/2017
	0	360,000	1.91	7/28/2019

Grants of Plan Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the NEOs in fiscal 2010.

		All Other Stock
		Awards: Number of	Exercise or Base	Grant Date Fair
		Securities	Price of Option	Value of Stock and
	Grant	Underlying Options	Awards	Option Awards
Name	Date	(#)	($)/Sh	($)
(a)	(b)	(j)	(k)	(l)

William L. Jasper(1)	July 28, 2009	450,000	1.91	859,500
Ronald L. Smith(1)	July 28, 2009	225,000	1.91	429,750
R. Roger Berrier(1)	July 28, 2009	360,000	1.91	687,600
Thomas H. Caudle, Jr.(1)	July 28, 2009	110,000	1.91	210,100
Charles F. McCoy(1)	July 28, 2009	110,000	1.91	210,100

(1)	The options granted had a vesting schedule such that 1/3 of the options will vest on July 28, 2010, 1/3 vest on July 28, 2011, and the remaining 1/3 vest on July 28, 2012.

Options Exercised and Stock Vested

During fiscal 2010 there were no exercises of stock options or vesting of stock awards issued to the NEOs of the Company.

Non-Qualified Deferred Compensation

The following table provides information with respect to the Company’s non-tax qualified compensation deferral plans for each of the Company’s NEOs. For a description of the material terms of the Company’s Supplemental Key Employee Retirement Plan, see “Compensation Discussion & Analysis — Elements of Compensation — Long Term Incentive Compensation”.

	Non-Qualified Deferred Compensation for Fiscal Year 2010
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss)	Withdrawals	Balance at
	in Last	in Last	in Last	and/or	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

William L. Jasper	—	56,051	20,997	—	192,411
Ronald L. Smith	—	28,688	11,433	—	102,692
Thomas H. Caudle, Jr.	—	23,441	18,698	—	141,365
Charles F. McCoy	—	24,274	16,734	—	130,246
R. Roger Berrier, Jr.	—	31,777	15,408	—	130,605

Compensation Policies and Practices as They Relate to Risk Management

As previously discussed, the Company’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on the Company. In addition the Company’s compensation policies and practices seek to align the interests of management with those of the Company’s Shareholders. The Company believes its incentive compensation programs are appropriately balanced between value created indirectly by the performance of the Company’s stock and payments resulting from the achievement of specific financial performance objectives. The Compensation Committee considers risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee reached this conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both short and long-term focus.

•	The overall compensation of our NEOs is not overly-weighted towards the achievement of performance criteria in a particular fiscal year and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•	Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging yet reasonable and attainable without excessive risk-taking.

Potential Payments Upon Termination or Change in Control

Accrued and Vested Benefits.  Each of the NEOs has accrued various benefits under the Company’s compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of his vested benefits and awards in the event that his employment with the Company ends for any reason. On August 14, 2009, the Company entered into Change of Control Agreements with each of the NEOs. Under these Agreements, the NEOs will receive additional benefits as described below in the event of termination of employment without cause or resignation for good reason following a change of control. Additionally, under the Unifi, Inc. 1999 Long-Term Incentive Plan and 2008 Plan, upon a change of control all options and stock awards will become fully exercisable.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming he left the Company on June 27, 2010, including pursuant to death, disability, retirement or termination.

Accrued and Vested Benefits(1)

	William L.	Ronald L.	Thomas H.	Charles F.	R. Roger.
	Jasper	Smith	Caudle, Jr.	McCoy	Berrier, Jr.

Vested Deferred Compensation Balance	$192,411	$102,692	$141,365	$130,246	$130,605
Vested Stock Options(1)	135,450	119,500	224,650	199,450	167,450

Total	$327,861	$222,192	$366,015	$329,696	$298,055

(1)	Stock options are exercisable for three (3) months after termination other than for cause and are exercisable for one (1) year in the event of retirement, death or disability. For purposes of this table, it is assumed that all vested stock options are exercised on the last business day before June 27, 2010, and the value of such vested stock options is calculated by multiplying the number of options by the difference between the exercise price and the closing market price.

Termination Following a Change in Control.  The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination without cause or resignation for good reason occurred on June 27, 2010 following a change in control.

Termination Without Cause or Resignation For Good Reason Following a Change in Control

	William L.	Ronald L.	Thomas H.	Charles F.	R. Roger.
	Jasper	Smith	Caudle, Jr.	McCoy	Berrier, Jr.

Severance Benefit	$1,682,788	$989,140	$1,170,920	$1,058,540	$1,127,474
Health and Welfare Benefits(1)	52,695	34,655	43,303	23,439	30,941
Accelerated Stock Options(2)	1,604,950	789,250	521,750	496,550	1,317,050

Total	$3,340,433	$1,813,045	$1,735,973	$1,578,529	$2,475,465

(1)	This represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each NEO under the terms of the Change in Control Agreements.

(2)	Upon a Change in Control all previously unvested stock options will become vested. For purposes of this table, it is assumed that all such options are exercised on the last business day before June 27, 2010, and the value of such options is calculated by multiplying the number of options by the difference between the exercise price and the closing market price.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors of the Company and each of the NEOs in the Summary Compensation Table included herein, and of all current directors and executive officers of the Company as a group, as of September 1, 2010.

	Amount
	and Nature of	Percentage
Name	Beneficial Ownership(1)	of Class

William J. Armfield, IV(2)	937,515	1.56%
R. Roger Berrier, Jr.(3)	623,994	1.03%
Thomas H. Caudle, Jr.(4)	341,587	*
Archibald Cox, Jr.(5)	431,667	*
William L. Jasper(6)	730,000	1.20%
Kenneth G. Langone(7)	2,290,000	3.80%
Chiu Cheng Anthony Loo	—	*
Charles F. McCoy(8)	324,671	*
George R. Perkins, Jr.(9)	1,018,644	1.69%
William M. Sams(10)	5,701,000	9.47%
Michael Sileck(11)	51,667	*
Ronald L. Smith(12)	340,000	*
G. Alfred Webster(13)	120,000	*
Stephen Wener(14)	5,473,948	9.10%
All directors and executive officers as a group (14 persons)	18,384,693	30.55%

*	Represents less than one percent (1%) of the Common Stock.

(1)	All shares are owned directly and with sole voting and investment power, except as otherwise noted. The information presented in this table was based upon Company information, information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)	Includes 10,000 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Armfield would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(3)	Includes 300,000 shares that Mr. Berrier has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2010, and 300,000 shares that Mr. Berrier would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 23,994 shares that Mr. Berrier owns jointly with his wife, and together they share voting and investment power.

(4)	Includes 286,667 shares that Mr. Caudle has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2010, and 50,000 shares that Mr. Caudle would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 6,667 shares that Mr. Cox has the right to purchase under currently exercisable stock options, as to which he would have sole voting and investment power upon acquisition.

(6)	Includes 315,000 shares that Mr. Jasper has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2010, and 400,000 shares that Mr. Jasper would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(7)	Includes 270,000 shares owned by Invemed Associates, LLC, in which Mr. Langone owns an 81% interest, and of which Mr. Langone has shared voting and investment power, and 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Langone would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 266,667 shares that Mr. McCoy has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2010, and 50,000 shares that Mr. McCoy would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition, and 1,100 shares jointly owned with his wife as to which he has shared voting and investment power.

(9)	Includes 10,000 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Perkins would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(10)	Includes 1,181,000 shares owned by Marlin Sams Fund L.P., of which Mr. Sams is deemed to be the beneficial owner, but as to which he specifically disclaims ownership, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Sams would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(11)	Includes 6,667 shares that Mr. Sileck has the right to purchase under currently exercisable stock options, as to which he would have sole voting and investment power upon acquisition.

(12)	Includes 190,000 shares that Mr. Smith has the right to purchase pursuant to stock options that are currently exercisable or become exercisable within 60 days of September 1, 2010, and 150,000 shares that Mr. Smith would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $6.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

(13)	Includes 10,000 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, 10,000 shares that Mr. Webster would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition and 100,000 shares which Mr. Webster owns jointly with his wife, and together they share voting and investment power.

(14)	Includes 5,191,298 shares owned by Dillon, in which Mr. Wener owns 15 1/2% and his wife owns 2%, as to which Mr. Wener has shared voting and investment power, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $8.00 per share for 30 consecutive days, and 10,000 shares that Mr. Wener would have the right to purchase pursuant to stock options that could become exercisable within 60 days of September 1, 2010, provided that the closing price of the Company’s Common Stock as listed on the NYSE shall be at least $10.00 per share for 30 consecutive days, as to which he would have sole voting and investment power upon acquisition.

DIRECTORS’ COMPENSATION

The following table shows compensation information for the Company’s directors for fiscal 2010.

Director Compensation Table
Change in Pension
Value and
Non-Qualified
	Fees			Non-Equity	Deferred	All
	Earned or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William J. Armfield, IV	—	—	—	—	—	—	—
R. Roger Berrier, Jr.	—	—	—	—	—	—	—
Archibald Cox, Jr.	—	—	22,038	—	—	—	22,038
William L. Jasper	—	—	—	—	—	—	—
Kenneth G. Langone	—	—	—	—	—	—	—
Chiu Cheng Anthony Loo	30,000	—	—	—	—	—	30,000
George R. Perkins, Jr.	—	—	—	—	—	—	—
William M. Sams	—	—	—	—	—	—	—
Michael Sileck	—	—	22,038	—	—	—	22,038
G. Alfred Webster	100,000	—	—	—	—	—	100,000
Stephen Wener	—	—	—	—	—	—	—

(1)	Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to options granted in fiscal 2010. See Note 5 to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K for more information about the value of stock option awards. With respect to Mr. Berrier and Mr. Jasper please see “Outstanding Equity Awards” for a list of equity awards outstanding at June 27, 2010. Messrs. Armfield, Cox, Langone, Perkins, Sams, Sileck, Webster and Wener each had options to purchase 20,000 shares of common stock at June 27, 2010 and Mr. Loo did not have any options at such date.

Previously, the Board approved the suspension of director retainer and meeting fees for all directors, other than Mr. Loo for fiscal 2008, and this suspension remained in effect for fiscal 2010. During fiscal 2008, the Board also approved an annual director’s fee of $100,000 for Mr. Webster for his service as Chairman of the Executive Committee. During fiscal 2010, only Mr. Loo and Mr. Webster received compensation pursuant to their service on the Board. The suspension of the director retainer and meeting fees shall be effective until such time as the Board determines to reinstate such fees.

In prior fiscal years, each director, who was not an employee of the Company, was paid an annual retainer of $24,000 and an additional $1,000 for each Board meeting attended and for each meeting of Board committees on which they serve when such meeting was held on a day other than a day scheduled for a regular Board meeting. Each such director was also reimbursed for reasonable expenses incurred in attending those meetings. The Chairman of each of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee was also paid $15,000, in addition to their regular directors fees, for serving in that capacity on those committees. Directors who are employees of the Company were paid an attendance fee of $1,000 for each Board meeting attended. Directors who attended Board or committee meetings via telephone conferencing received attendance fees as if they were physically present at such Board or committee meetings.

The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: the Compensation Committee, the Audit Committee, the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Executive Committee. The Compensation Committee met two (2) times during the last fiscal year. The Audit Committee met seven (7) times during the last fiscal year. The Governance Committee met one (1) time during the last fiscal year. The Executive Committee met nine (9) times during the last fiscal year.

The Compensation Committee operates under a written charter, adopted in April 2003 and amended in July 2004. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of each executive officer of the Company (including the CEO), evaluates each executive officer’s performance in light of these goals and objectives, and sets each executive officer’s compensation level based on this evaluation. The Compensation Committee annually determines whether the CEO and other executive officers will participate in any annual or long-term incentive plans established for the Company’s executive officers or employees. The Compensation Committee also advises senior management with respect to the range of compensation to be paid to other employees of the Company and administers and grants stock options to the Company’s officers, employees and consultants pursuant to the Company’s equity-based plans, including the 2008 Plan. Each member of the Compensation Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Compensation Committee are Messrs. Sams (Chair), Armfield, Loo and Perkins.

The Audit Committee operates under a written charter, adopted in April 2000 and most recently amended in July 2004. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee discharges the Board’s responsibility relating to the oversight of: (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the independent auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee, among other things, is responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee is an independent director, in accordance with the independence requirements of the Exchange Act and the NYSE Corporate Governance Standards. The current members of the Audit Committee are Messrs. Armfield (Chair), Sams, Sileck and Webster.

The Governance Committee operates under a written charter, adopted in April 2003 and most recently amended in August 2007. The Governance Committee is responsible for, among other things, identifying candidates to serve as directors of the Company consistent with criteria approved by the Board, and for making recommendations to the Board of qualified nominees for election or re-election as directors of the Company. It is also responsible for recommending to the Board, for the Board’s approval, all committee members and chairpersons. The Governance Committee is responsible for establishing a system for, and monitoring the process of, performance reviews of the Board, its committees and key management personnel. The Governance Committee reviews the Corporate Governance Issues and Policies Guidelines (the “Corporate Governance Guidelines”) from time to time and recommends to the Board any changes to the Corporate Governance Guidelines. The Governance Committee also monitors compliance with the Company’s Ethical Business Conduct Policy Statement (the “Policy Statement”), reviews the Policy Statement from time to time and provides recommendations to the Board for any changes to the Policy Statement. The Governance Committee also administers the Company’s Related Person Transactions Approval Policy (the “Related Person Transactions Policy”) and may from time to time recommend to the Board any changes to the Related Person Transactions Policy. Each member of the Governance Committee is an independent director, in accordance with the independence requirements of the NYSE Corporate Governance Standards. The current members of the Governance Committee are Messrs. Langone (Chair), Armfield, Loo, Sams and Webster.

The Executive Committee operates under a written charter adopted in September 2007. The Executive Committee may exercise all of the authority of the Board of Directors in the management of the Company, subject to limitations under New York law. The current members of the Executive Committee are Messrs. Webster (Chair), Berrier, Jasper and Wener.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Governance Committee will consider those recommendations by Shareholders of director nominees which are submitted in writing with biographical and business experience information to the Secretary of the Company, in the manner described in the section entitled “Shareholder Proposals” contained in this Proxy Statement. All nominees for director must demonstrate integrity, accountability, informed judgment, financial literacy, passion, creativity and vision. In addition, the Board is comprised of directors from various backgrounds and professions in order to maximize perspective and ensure a wealth of experiences to inform its decisions. The objective of the Governance Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. The Governance Committee believes that men and women of different ages, races and ethnic backgrounds can contribute different, useful perspectives, and can work effectively together to further the Company’s mission.

The Governance Committee reviews the background and qualifications of each nominee to determine his or her experience, competence and character, and assesses such nominee’s potential contribution to the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and the Shareholders. Shareholder nominees will be analyzed by the Governance Committee in the same manner as nominees that are otherwise considered by the Governance Committee.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Governance Committee will identify a new nominee with the desired skills and experience as outlined above. To date, the Governance Committee has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although it reserves the right to do so in the future if necessary.

Pursuant to the Corporate Governance and Nominating Committee Charter, the Governance Committee periodically reviews the criteria for the selection of Board members to insure that the criteria, including diversity, are being addressed appropriately. The Governance Committee conducts an annual assessment of its performance and of the Charter in general in accordance with the Corporate Governance and Nominating Committee Charter and recommends changes to the Board when necessary.

All nominees for election to the Board have been recommended by the Governance Committee. All such nominees are current directors standing for re-election.

ATTENDANCE OF DIRECTORS

The Board met four (4) times during fiscal 2010. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings held by all committees of the Board on which they serve during the period in which they served as a director or a committee member.

CORPORATE GOVERNANCE MATTERS

Director Independence

For a director to be considered independent under the NYSE Corporate Governance Standards, the Board must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. As permitted by the NYSE Corporate Governance Standards, the Board has adopted its Director Independence Standards to assist it in making its independence determinations. These standards are attached to this Proxy Statement as Appendix B and are also available on the Company’s web site referenced below as Exhibit A to the Corporate Governance Guidelines.

After considering the Director Independence Standards, the NYSE Corporate Governance Standards, and all other relevant facts and circumstances, including the existence of any commercial or charitable relationships between the directors and the Company and the transactions described in the section entitled “Transactions with Related Persons, Promoters and Certain Control Persons” below, the Board has determined that all of its current members, other than Messrs. Wener, Berrier and Jasper, meet the Company’s categorical standards, meet the independence requirements of the NYSE and are independent.

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business for the benefit of Shareholders, the Board has adopted the Corporate Governance Guidelines. Each of the Audit Committee, the Compensation Committee and the Governance Committee operate under written charters that have been adopted by the Board. The Corporate Governance Guidelines and the committee charters are available on the Company’s web site at www.unifi.com under the “Investor Relations” section. In addition, print copies of the Corporate Governance Guidelines and the committee charters are available to any Shareholder that requests a copy.

Audit Committee Financial Expert

The Board has determined that at least one member of the Audit Committee, William J. Armfield, IV, is an audit committee financial expert. Mr. Armfield is “independent” as that term is defined in the NYSE Corporate Governance Standards.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions. The group of non-management directors currently includes directors that are not independent. To the extent, however, that there are non-management directors who are not independent, then at least once a year there will be scheduled an executive session including only independent directors. During fiscal 2010, Mr. Sams, as the Company’s independent Lead Director, presided over meetings of the independent and non-management directors.

Code of Business Conduct and Ethics; Ethical Business Conduct Policy Statement

The Company has adopted a written Code of Business Conduct and Ethics applicable to members of the Board and executive officers, including the CEO and CFO (the “Code of Business Conduct and Ethics”). The Company has also adopted the Policy Statement that applies to all employees. The Code of Business Conduct and Ethics and the Policy Statement are available on the Company’s web site referenced above, under the “Investor Relations” section and printed copies of each are available to any Shareholder that requests a copy. Any amendments to or waiver of the Code of Business Conduct and Ethics will be disclosed on the Company’s web site promptly following the date of such amendment or waiver.

Shareholder and Interested Party Communications

Shareholders and other interested parties may communicate directly with the entire Board, any committee of the Board, the Chair of any Board committee, any individual director, the independent Lead Director, the independent or non-management directors, as a group, or any other group of directors by writing to: Unifi, Inc. Board of Directors, c/o Corporate Compliance Officer, 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Any correspondence sent in this manner and directed to the Lead Director, any particular director, or any particular committee or group will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board. Reference is also made to Article IX of the Corporate Governance Guidelines.

Director Attendance at Annual Meetings

At the 2009 Annual Meeting of Shareholders, all eleven members of our Board at that time were in attendance. The Company believes that the Annual Meeting is an opportunity for Shareholders to communicate directly with our directors. Directors are encouraged to attend the Annual Meeting of Shareholders.

Board Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by separate individuals, with Mr. Jasper serving as CEO and Mr. Wener serving as Chairman of the Board. The Board believes that at the current time this structure is best for the Company, as it allows Mr. Jasper to focus on the Company’s strategy, business and operations, while enabling Mr. Wener to assist with Board matters and serve as a liaison between the Board and the Company’s management.

Role in Risk Oversight

As the Company’s principal governing body, the Board has the ultimate responsibility for overseeing the Company’s risk management practices. Certain risk management functions have been delegated to committees of the Board of Directors.

Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is the supervision of the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements, and the oversight of the performance of the Company’s internal audit function and outside auditors. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

•	Review with the outside auditor and management, as appropriate, significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company’s financial statements;

•	Review with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management; and

•	In consultation with the management and the outside auditors, consider the integrity of the Company’s financial reporting processes and controls and consult concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls.

In addition, the Company performs an Enterprise Risk Management (“ERM”) risk assessment that is presented to and approved by the Audit Committee. On a quarterly basis, the ERM Steering Committee meets to review the Company’s “Critical Risks” to make sure there have been no changes in any Critical Risk that would require immediate action by the Company. The ERM Steering Committee also reviews “Emerging Risks” to determine if there are any such risks that could affect the Company and take appropriate actions should an Emerging Risk be identified. The Company’s Chief Risk Officer prepares quarterly reports to the Executive Committee, which is the Board Committee with primary oversight responsibility for the Company’s ERM system, and gives the Executive Committee a quarterly update on the Company’s ERM actions. The Executive Committee then updates the Board.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during fiscal 2010 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Board’s preference to avoid related party transactions.

Pursuant to the Code of Business Conduct and Ethics, all executive officers and directors are required to discuss with the Company’s General Counsel any transaction or relationship which does or may conflict with the interests of the Company, prior to the entry into of such transaction. Pursuant to the Related Person Transactions Policy the Company’s General Counsel must submit any potential or actual conflict of interest involving an officer, director or related person to the Governance Committee for review and approval. Under this policy, the Governance Committee will determine an appropriate resolution on a case-by-case basis, including approval, ratification, amendment, termination or rescission of the transaction. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the SEC, as required under SEC rules.

Transactions with Dillon Yarn Corporation and Mr. Wener

In fiscal year 2007, the Company purchased the polyester and nylon texturing operations of Dillon (the “Transaction”). In connection with the Transaction the Company and Dillon entered into a Sales and Services Agreement for a term of two years from January 1, 2007, pursuant to which the Company agreed to pay Dillon an aggregate amount of $6.0 million in exchange for certain sales and transitional services to be provided by Dillon’s sales staff and executive management. On December 1, 2008, the Company and Dillon entered into an amendment to the Sales and Services Agreement which extended the term of the Agreement for a one (1) year term, which expired on December 31, 2009, and revised the amount to be paid by the Company to $425,000 quarterly, during the term. On December 11, 2009, the Company and Dillon entered into a second amendment to the Sales and Services Agreement which extended the term of the Agreement for a one (1) year term, which will expire on December 31, 2010, and revised the amount to be paid by the Company to $325,000 quarterly, during the term. Pursuant to the Sales and Services Agreement, the Company paid Dillon $1.5 million for fiscal 2010. In addition, during fiscal 2010, the Company recorded sales to and commission income from Dillon in the aggregate amount of $71,000, has purchased products from Dillon in an aggregate amount of $3.2 million and paid to Dillon, for certain employee and other expense reimbursements, an aggregate amount of $0.2 million. Mr. Wener, a director of the Company, is the President and Chief Executive Officer of Dillon, and Mr. Wener owns a 15 1/2% and his wife owns a 2% equity interest in Dillon. The terms of the Sales and Services Agreement with Dillon are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar services.

Mr. Wener is an Executive Vice President of American Drawtech Company, Inc. (“ADC”) and beneficially owns a 12.5% equity interest in ADC. During fiscal 2010, the Company recorded sales to and commission income from ADC in the aggregate amount of $2.0 million and paid expenses to ADC of $53 thousand. The sales terms, in management’s opinion, are comparable to terms that the Company would have been able to negotiate with an independent third party.

Transactions with Salem Holding Company

Mr. Langone, a director of the Company, owns a 33 1/3% equity interest in, is a director and is the Chairman of the Board of Salem Holding Company. In fiscal 2010, the Company paid Salem Leasing Corporation, a wholly owned subsidiary of Salem Holding Company, $3.0 million in connection with leases of tractors and trailers, and for related services. The terms of the Company’s leases with Salem Leasing Corporation are, in management’s opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

Transactions with Invemed Catalyst Fund

On November 25, 2009, the Company entered into a stock purchase agreement with Invemed Catalyst Fund L.P. (the “Fund”). Pursuant to the stock purchase agreement, the Company agreed to purchase 1,885,000 shares of its Common Stock from the Fund for an aggregate purchase price of $5.0 million. The Company and the Fund negotiated the per share purchase price of $2.65 per share based on an approximately 10% discount to the closing price of the Company’s Common Stock on November 24, 2009. Mr. Langone is the principal stockholder and CEO of Invemed Securities, Inc., which is a managing member of Invemed Catalyst Gen Par, LLC, the general partner of the Fund. Mr. William M. Sams, a director of the Company, is a limited partner of the Fund. Neither Mr. Langone nor Mr. Sams was involved in any decisions by the Board or any committee thereof with respect to this stock purchase transaction.

For a discussion of agreements with the Company’s NEOs see “Compensation Discussion & Analysis — Elements of Compensation — Perquisites and Other Benefits — Change of Control Agreements.”

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of four independent Directors and operates under a written charter adopted by the Board and most recently amended in July 2004. The current members of the Audit Committee are William J. Armfield, IV (Chair), William M. Sams, Michael Sileck and G. Alfred Webster.

The Company’s management is responsible for the Company’s financial statements and reporting process and for establishing and maintaining an adequate system of internal control over financial reporting. Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements, and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

To fulfill its responsibilities, the Audit Committee has:

•	reviewed and discussed with the Company’s management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended June 27, 2010 and Management’s Report on Internal Control over Financial Reporting for the fiscal year ended June 27, 2010;

•	reviewed management’s representations to the Audit Committee that those audited consolidated financial statements were prepared in accordance with generally accepted accounting principles;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y their independence from the Company.

Based on its review and discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2010 for filing with the SEC.

Submitted by the Audit Committee of the Board:

William J. Armfield, IV, Chairman
William M. Sams
Michael Sileck
G. Alfred Webster

INFORMATION RELATING TO THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its authority, the Company’s Audit Committee will select the Company’s independent registered public accounting firm for the current fiscal year at a meeting subsequent to the Annual Meeting. E&Y was selected as the Company’s independent registered public accounting firm for the fiscal year ended June 27, 2010. E&Y has been the Company’s independent auditors since 1990. Representatives of E&Y will attend the Annual Meeting. They will have the opportunity to make a statement if they so desire and to answer appropriate questions from Shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to E&Y for services rendered to the Company for the fiscal years indicated below were as follows:

	Fiscal Years Ended
	June 27,	June 28,
	2010	2009

Audit Fees	$826,960	$833,051
Audit-Related Fees	—	—
Tax Fees(1)	$140,184	$9,288
All Other Fees(2)	$27,434	—

(1)	Consists of aggregate fees paid for tax compliance, consultation and related tax matters.

(2)	Consists of transaction advisor services in connection with strategic planning process.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Company’s Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy governing the provision of all audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will annually consider and approve, if appropriate, the provision of audit services (including audit review and attest services) and of certain specific defined permitted non-audit services (“pre-approved services”) by its independent registered public accounting firm. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service must be presented to the Audit Committee for consideration (a) at a regular meeting, (b) at a special meeting called to consider the proposed engagement or by a unanimous written consent of the Audit Committee or (c) by the Chairperson of the Audit Committee, or another member of the Audit Committee. If permissible non-audit services are pre-approved by the Chairperson or another member of the Committee, that decision is required to be presented at the next meeting of the Audit Committee. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any person who owns more than ten percent of the Company’s stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they filed.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filings were timely made during the fiscal year ended June 27, 2010.

SHAREHOLDER PROPOSALS

The deadline for submission of Shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement for its 2011 Annual Meeting of Shareholders is May 17, 2011. Any Shareholder proposal to be submitted at the 2011 Annual Meeting of Shareholders (but not required to be included in the Company’s Proxy Statement), must be received by July 31, 2011, or such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5 under the Exchange Act and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal. Proposals which Shareholders intend to present at the Company’s 2011 Annual Meeting of Shareholders or wish to have included in the Company’s proxy materials should be sent registered, certified or express mail to Charles F. McCoy, Vice President, Secretary, General Counsel and Chief Risk Officer of the Company, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules permitting registrants to send a single set of the annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information Shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Common Stock. If your family has multiple accounts by which you hold the Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions or wish to revoke your decision to household.

ANNUAL REPORT

The Company filed its Annual Report on Form 10-K for the fiscal year ended June 27, 2010 with the SEC on September 10, 2010. The Company makes available through its web site its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnish it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to the Company’s Vice President, Secretary, General Counsel and Chief Risk Officer, Charles McCoy, at 7201 West Friendly Avenue, Greensboro, North Carolina, 27410.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Charles F. McCoy
Vice President, Secretary, General Counsel
and Chief Risk Officer

Greensboro, North Carolina
September 16, 2010

APPENDIX A

PROPOSED AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF UNIFI, INC.

Reverse Stock Split Proposal

The reverse stock split proposal provides that the Restated Certificate of Incorporation of Unifi, Inc. will be amended by adding the following new paragraph at the end of Article Fourth:

“Upon the filing of this Certificate of Amendment with the Department of State of the State of New York (the “Effective Time”), each three (3) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split and in lieu of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share by reason of the Reverse Stock Split will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held by the holder, and (ii) the closing price of the Common Stock as reported on the New York Stock Exchange on the trading day immediately prior to the Effective Time, as adjusted for the split ratio.”

A-1

APPENDIX B

DIRECTOR INDEPENDENCE STANDARDS

A majority of Board of Directors of Unifi, Inc. (the “Company”) shall be independent. No director shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Board of Directors shall consider the factors identified below, as well as such other factors that the Board of Directors may deem relevant. A director will not be deemed independent if:

1.	the director is employed by the Company or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended) or was employed by the Company or any of its affiliates at any time during the preceding year, provided that as of November 4, 2004 (the “Effective Date”), the lookback period shall be three years;

2.	the director is a member of the immediate family of an individual who is, or has been, employed by the Company or any of its affiliates as an executive officer at any time during the preceding year, provided that as of the Effective Date the lookback period shall be three years;

3.	the director (a) presently receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (b) the director or the director’s immediate family member had received such compensation within the preceding year, provided that as of the Effective Date the lookback period shall be three years [Note: Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.];

4.	the director (a) is presently affiliated with or employed by, or his or her immediately family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, or (b) the director or the director’s immediate family member had been affiliated with or employed by such internal or external auditor of the Company within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

5.	the director (a) is presently an executive officer or an employee, or his or her immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds $1 million or 2 percent of such other company’s consolidated gross revenues for its last fiscal year, whichever is greater, or (b) the Company and the company of which director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the preceding year, provided that as of the Effective Date the lookback period shall be three years;

6.	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company;

7.	the director has, or his or her immediate family member has, a personal services contract with the Company;

8.	the director or his or her immediate family member is employed and compensated by a foundation, university or other nonprofit institution that has received significant charitable contributions from the Company that are disclosed or will be required to be disclosed in the Company’s proxy statement; and

9.	the director (a) is presently employed, or his or her immediate family member is presently employed, as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee, or (b) such director or his or her immediate family member was employed in such capacity within the preceding year, provided that as of the Effective Date the lookback period shall be three years.

In addition to being independent as determined by the Board of Directors in accordance with the factors set forth above, (a) members of the Audit Committee may not (i) receive, directly or indirectly, any compensation other than directors’ fees from the Company, or (ii) be an “affiliated person” of the Company or any of its subsidiaries as such term is defined under Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) members of the Compensation Committee must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.

B-1

UNIFI, INC.
7201 WEST FRIENDLY AVENUE
GREENSBORO, NC 27410
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M27057-P01641	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

UNIFI, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors		☐	☐	☐

PROPOSAL NO. 1 — To elect the nine (9) Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:

Nominees:

01) William J. Armfield, IV 02) R. Roger Berrier, Jr. 03) Archibald Cox, Jr. 04) William L. Jasper 05) Kenneth G. Langone	06) George R. Perkins, Jr. 07) William M. Sams 08) G. Alfred Webster 09) Stephen Wener

Reverse Stock Split	For	Against	Abstain

PROPOSAL NO. 2 — To approve an amendment to Unifi, Inc.’s Restated Certificate of Incorporation to effect a reverse stock split of the company’s common stock at a reverse stock split ratio of 1-for-3.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

NOTE: Signature should agree with name on stock certificate as printed hereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

é FOLD AND DETACH HERE é	M27058-P01641
UNIFI, INC.
ANNUAL MEETING, OCTOBER 27, 2010
PLEASE COMPLETE, DATE, SIGN AND DETACH THE PROXY CARD AS INSTRUCTED AND
RETURN IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:
UNIFI, INC.
C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717
The undersigned hereby appoints Charles F. McCoy, with full power of substitution, as attorney and proxy to represent and vote all shares of Unifi, Inc.’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the Company’s corporate headquarters at 7201 West Friendly Avenue, in Greensboro, North Carolina, on Wednesday, October 27, 2010, at 9:00 AM Eastern Daylight Saving Time, and any adjournment or adjournments thereof as indicated on the reverse side:
The undersigned hereby authorizes the proxy, in his discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR SPECIFIED IN PROPOSAL NO. 1 AND FOR THE AMENDMENT TO UNIFI, INC.’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT AS SPECIFIED IN PROPOSAL NO. 2, UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 16, 2010, and the Proxy Statement furnished therewith.